Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Form 8-K/A of our report dated March 30, 2011 relating to the financial statements of Insider Guides, Inc. as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010.

/s/ ParenteBeard LLC

ParenteBeard LLC
Philadelphia, Pennsylvania
November 18, 2011